Exhibit 99.1

Span-America Reports Higher First Quarter Sales and Net Income

Net Income Rises 21% to $1.4 Million

GREENVILLE, S.C.--(BUSINESS WIRE)--January 31, 2013--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported higher sales and net income for the first quarter ended December 29, 2012. Net income for the first quarter of fiscal 2013 rose 21% to $1.4 million, or $0.46 per diluted share, compared with $1.1 million, or $0.39 per diluted share, in the first quarter of fiscal 2012. Net sales for the first quarter of fiscal 2013 increased 6% to $21.7 million compared with $20.5 million in the first quarter of fiscal 2012.

“Span-America reported record quarterly sales and a healthy increase in net income for the first fiscal quarter of 2013,” stated Jim Ferguson, president and chief executive officer of Span-America. “Our improved results came from higher medical sales, including the acquisition of M.C. Healthcare completed in December 2011, and improved operating margins from our custom products segment.

“We remain focused on integrating our sales and marketing for Span-America’s therapeutic support surfaces with M.C. Healthcare’s medical bed frames to expand our markets for medical product sales. As a result of the acquisition, we have increased our research and development budget to expand our medical product line for new beds and therapeutic support surfaces. We also plan to add new product offerings in fiscal 2013 by combining our therapeutic support surfaces and medical bed frames for both U.S. and Canadian markets. We believe these efforts will be key to expanding our sales in the future.

“Span-America’s cash flow and balance sheet remained strong in the first quarter of fiscal 2013. In recognition of our improved operating results, our Board of Directors declared and paid a quarterly cash dividend of $0.125 per share and a special cash dividend of $1.00 per share during the quarter. This marked our 92nd consecutive quarterly dividend and the fourth special dividend paid to shareholders,” continued Mr. Ferguson.

First Quarter Results

Sales for the first quarter of fiscal 2013 increased 6% to $21.7 million compared with $20.5 million in the first quarter of fiscal 2012. The sales growth was due primarily to the contribution of M.C. Healthcare Products (MCHP) that was acquired in December 2011.

Total medical sales increased 15% to $10.9 million for the first quarter of fiscal 2013, including a $1.3 million increase in MCHP sales and a 1% increase in sales of our pressure management product lines. MCHP sales for the three months ending December 29, 2012, were $2.38 million compared with $1.04 million for the one month of sales included in the results for the first quarter of the prior year.

Sales of Span-America’s core medical products increased by 1% to $8.5 million during the first quarter of fiscal 2013 compared with the first quarter of last fiscal year, excluding the acquisition of MCHP. The sales performance for our pre-acquisition pressure management product lines consisted of sales growth within our therapeutic support surfaces, seating and fall protection product lines, mostly offset by sales decreases among our overlays, positioners and Selan® product lines.

Most of the sales growth within our pressure management products came from therapeutic support surfaces, the largest medical product line. Sales of therapeutic support surfaces rose 6% to $5.4 million in the first quarter of fiscal 2013. This was our seventh consecutive quarter of producing quarter-over-quarter sales growth for the therapeutic support surface product lines.

Sales of non-powered therapeutic support surfaces, including the Geomattress® and Custom Care® NP product lines, increased 30% in the first quarter of fiscal 2013 compared with the year-earlier quarter. Sales of powered therapeutic support surface products declined 11% compared with the first quarter of fiscal 2012 due to soft demand for these higher-priced capital equipment items.

Sales performance among the other medical product lines was mixed. Sales of seating products and Risk Manager® bedside safety mats increased by 7% and 8%, respectively, in the first quarter this year compared with the first quarter of fiscal 2012. Patient positioner sales decreased by 16% due to business lost as a result of unusual price competition. Overlay sales were down 4%, and Selan® skin care sales decreased by 14% in the first quarter of fiscal 2013 compared with the first quarter of fiscal 2012 due to normal quarterly fluctuations in demand from our customers in the acute care and long-term care markets.

Total custom products sales in the first quarter of fiscal 2013 declined 2% to $10.8 million compared with $11.1 million in the first quarter of fiscal 2012. Consumer sales were $10.0 million in the first quarter of fiscal 2013 and included a successful seasonal promotion for a major retail customer in conjunction with our marketing partner, Louisville Bedding Company. Total consumer sales were down 1% in the first quarter due to a slight decline in sales of our everyday consumer bedding products unrelated to the seasonal promotion.

Sales of industrial products, included as part of the custom products segment, were down 21% to $763,000 compared with the first quarter of fiscal 2012, due to the loss of a customer who moved their production outside the U.S. Excluding the lost customer, our industrial business is healthy, and we expect modest growth in sales of our industrial product lines for the full year of fiscal 2013.

First quarter gross profit increased 18% to $6.1 million compared with $5.2 million in the first quarter of the prior fiscal year and benefited from higher sales volume in the medical segment and improved manufacturing efficiencies related to the seasonal consumer products promotion compared with the first quarter of fiscal 2012. Gross margin increased to 28.4% in the first quarter of fiscal 2013 compared with 25.5% in the first quarter last fiscal year. The gross margin improvement in the custom products segment was partly offset by a decrease in the gross margin in the medical segment due to a less profitable sales mix of medical products and pricing pressure primarily in the capital equipment part of our medical market.

Selling and marketing expenses increased 16%, and R&D expenses rose 89% during the first quarter of fiscal 2013 compared with the first quarter of last fiscal year. The increased expenses were attributable to the full quarter inclusion of the M.C. Healthcare acquisition and increased new-product development efforts for M.C. Healthcare’s beds and Span-America’s pressure management product lines.

Administrative expenses increased 2% in the first quarter compared with the first quarter of last fiscal year due to acquisition-related amortization expense of $109,000, reduced income from officer life insurance of $67,000 and additional MCHP administrative expenses as a result of comparing a full quarter of expenses in the first quarter this year with only one month of expenses in the first quarter last year.

Operating income for the first quarter increased 22% to $2.1 million compared with $1.7 million in the first quarter last fiscal year. First quarter net income increased 21% to $1.4 million, or $0.46 per diluted share, compared with $1.1 million, or $0.39 per diluted share, in the first quarter last fiscal year. The growth in net income was the result of higher sales volume in the medical segment, primarily from the MCHP acquisition, and margin improvements from efficiency gains in the custom products segment.

Outlook for Fiscal 2013

“Our outlook for fiscal 2013 remains positive based on increased sales momentum for our medical and custom products segments,” commented Mr. Ferguson. “We expect to benefit from new product introductions during the year and increased marketing opportunities in our medical segment as we integrate Span-America’s therapeutic support surfaces with M.C. Healthcare’s medical bed frames.

“We expect sales and earnings for the second quarter of fiscal 2013 to be lower than the second quarter of fiscal 2012, but to compare more favorably in the second half of fiscal 2013. Our excellent sales results in the second quarter of fiscal 2012 included a consumer products promotion that we do not expect to repeat in the second quarter of this year. We also expect lower sales of MCHP products in the second quarter of this year due to changes in provincial budget priorities in Canada compared with the second quarter of fiscal 2012. Last year, we benefited from a jump in MCHP sales at the close of the quarter as several Canadian provinces increased purchases ahead of their March 31st fiscal year-ends.

“We continue to review the potential impact of the new 2.3% medical device tax that became effective on January 1, 2013. Based on the final regulations that were issued in December 2012, we believe that most, if not all, of our products will be exempt from the new tax, and the impact on Span-America will likely be minor. We expect the full implementation of health care reform in the U.S. to be positive for Span-America over the long term due to increased demand for products with a proven efficacy in patient care, including our therapeutic support surfaces,” concluded Mr. Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. We also supply custom foam and packaging products to the consumer and industrial markets. Through our wholly-owned subsidiary Span Medical Products Canada Inc., we manufacture and market the M.C. Healthcare Products brands of Maxxum, Advantage and Rexx bed frames as well as related case goods, tables and seating products for the long-term care market. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com and www.mchealthcare.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will,” “intends,” “may,” “believes,” “anticipates,” “should” and “expects,” and are based on the company’s current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the loss of a key customer or distributor for our products, (b) the inability to achieve anticipated sales volumes of medical or custom products, (c) the addition of new risks caused by the acquisition of M.C. Healthcare, including those related to business integration, international operations and foreign exchange, (d) the possibility of having material uncollectible receivables from one or more key customers or distributors, (e) the potential for volatile pricing conditions in the market for polyurethane foam, (f) raw material cost increases, (g) the potential for lost sales due to competition from low-cost foreign imports, (h) changes in relationships with large customers or key suppliers, (i) the impact of competitive products and pricing, (j) government reimbursement changes in the medical market, (k) FDA regulation of medical device manufacturing and (l) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Statements of Income (Unaudited)

	Three Months Ended
	Dec. 29,	Dec. 31,
	2012	2011	% Chg

Net sales	$21,660,524	$20,494,621	6%
Cost of goods sold	15,517,417	15,270,994	2%
Gross profit	6,143,107	5,223,627	18%
	28.4%	25.5%

Selling and marketing expenses	2,671,681	2,310,052	16%
Research and development expenses	344,965	182,281	89%
General and administrative expenses	1,049,303	1,025,275	2%
	4,065,949	3,517,608	16%

Operating income	2,077,158	1,706,019	22%
	9.6%	8.3%
Non-operating income (expense):
Interest expense	(5,717)	(4,294)	-33%
Investment income and other	(4,732)	(9,757)	52%
Net non-operating income (expense)	(10,449)	(14,051)	26%

Income before income taxes	2,066,709	1,691,968	22%

Income taxes	703,000	567,000	24%
Net income	$1,363,709	$1,124,968	21%
	6.3%	5.5%

Net income per common share:
Basic	$0.47	$0.40	17%
Diluted	0.46	0.39	17%

Dividends per common share (1)	$1.125	$0.11	923%

Weighted average shares outstanding:
Basic	2,921,162	2,820,333	4%
Diluted	2,980,192	2,870,959	4%

Supplemental data:
Depreciation expense	$183,596	$190,074	-3%
Amortization expense	134,635	27,211	395%

(1) Dividends per common share include a special dividend of $1.00 per share

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Balance Sheets

	Dec. 29,	Sep. 29,
	2012	2012
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$2,676,400	$2,665,302
Accounts receivable, net of allowances	7,895,219	8,238,266
Inventories	7,036,679	9,418,842
Deferred income taxes	613,420	613,420
Prepaid expenses	593,206	314,912
Total current assets	18,814,924	21,250,742

Property and equipment, net	5,238,469	5,390,675
Goodwill	4,574,436	4,610,615
Intangibles, net	3,839,272	3,990,887
Other assets	2,452,905	2,404,847
	$34,920,006	$37,647,766

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,381,865	$3,360,859
Accrued and sundry liabilities	3,691,423	3,359,487
Total current liabilities	6,073,288	6,720,346

Deferred income taxes	292,182	293,149
Deferred compensation	540,085	554,287
Total long-term liabilities	832,267	847,436

Total liabilities	6,905,555	7,567,782

Shareholders' equity
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,922,729 (Dec. 29, 2012) and 2,919,250 (Sept. 29, 2012)	2,779,785	2,757,359
Additional paid-in capital	852,515	838,252
Retained earnings	24,275,616	26,199,977
Accumulated other comprehensive income	106,535	284,396
Total shareholders' equity	28,014,451	30,079,984

	$34,920,006	$37,647,766

Note: The Balance Sheet at September 29, 2012 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer